SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


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                                  ADT Limited

               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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January 7, 1997           ADT LOGO


To the Common Shareholders

Dear Shareholders

Special General Meeting and offer by Western Resources, Inc.


On December 18, 1996, Western Resources, Inc. ("Western") announced that it proposed to make an unsolicited offer to attempt to acquire all the shares in ADT Limited (the "Company") not already owned by Western and its affiliates. The proposed offer (the "Western Offer") would be on terms that shareholders would receive, in a taxable and highly conditioned transaction, US$7.50 in cash and Western common stock valued at a maximum of US$15.00 (depending on the value of Western common stock at the time of the Western Offer) in exchange for each common share in the Company.

The text of a press release issued by the Company on December 18, 1996 is set out below for your information.

Due to the limited time since the announcement of the Western Offer and the limited information presently available, your Board has not reached a definitive decision with respect to the Western Offer. However, you should be aware that the Board's preliminary view, based on this limited information, is that the Western Offer is inadequate.

Simultaneously with announcing the Western Offer, a subsidiary of Western (holding more than 10 per cent of all the issued common shares of the Company) requisitioned a Special General Meeting of the Company for the purpose of considering resolutions to remove the entire board of directors, including all of the independent directors, and replace them with two of their own nominees (being employees or officers of Western). Western has left no doubt that its objective in precipitating the Special General Meeting is to obtain control of the Company and have its nominees dismantle the Company's shareholder protections so that Western can complete its offer for the shares of the Company. Under the Companies Act 1981 of Bermuda and the Bye-Laws of the Company, your Board is obliged to convene a meeting to consider Western's proposals and accordingly you will find set out at the back of this letter a notice convening a Special General Meeting for July 8, 1997.

While it is apparent to your Board that sufficient information is not presently available to the Board or shareholders generally for them to reach a definitive decision as to the merits of the Western Offer, the Board recommends a vote AGAINST the proposals to be considered at the Special General Meeting based upon the information available at this time.

Your Board expects that Western will in due course publish definitive documents relating to the Western Offer and to Western and I (on behalf of your Board) will then write to you explaining your Board's views and the action which we recommend you to take on the Western Offer. Your Board has convened the Special General Meeting for July 8, 1997 in the expectation that this should allow sufficient time for all relevant information to become available and be circulated to you to enable you to decide whether or not you wish to accept the Western Offer and how you wish to vote at the Special General Meeting. If it becomes apparent that all relevant information is available so as to allow the proposals to be properly considered at a significantly earlier date, your Board intends to convene a Separate General Meeting for an earlier date.

Forms of proxy will be sent to shareholders well in advance of the Special General Meeting.

Shareholders need not take any action in relation to the Western Offer until we are able to write to you again, which we will do in good time. Your Board recommends that you do not sign or return any proxy card sent to you by Western Resources.


                                    Yours sincerely,


                                    Michael A. Ashcroft
                                    Chairman and Chief Executive Officer


CERTAIN ADDITIONAL INFORMATION: ADT Limited (the "Company") will be soliciting proxies against the proposals of Western Resources, Inc. (together with its subsidiaries, "Western") and revocations of proxies previously given to Western for such proposals. The following individuals may be deemed to be participants in the solicitation of proxies and revocations of proxies by the Company: ADT Limited, Michael A. Ashcroft, John E. Danneberg, Alan B. Henderson, James S. Pasman, Jr., Stephen J. Ruzika, W. Peter Slusser, William W. Stinson, Raymond S. Troubh and Angela
E. Entwistle. As of January 7, 1997, Mr. Ashcroft is the beneficial owner of 11,075,718 of the Company's common shares, Mr. Danneberg is the beneficial owner of 102 of the Company's common shares, Mr. Henderson is the beneficial owner of 621 of the Company's common shares, Mr. Pasman is the beneficial owner of 2,000 of the Company's common shares, Mr. Ruzika is the beneficial owner of 1,157,405 of the Company's common shares, Mr. Slusser is the beneficial owner of 2,800 of the Company's common shares, Mr. Stinson is the beneficial owner of 3,010 of the Company's common shares, Mr. Troubh is the beneficial owner of 2,500 of the Company's common shares and Ms. Entwistle is the beneficial owner of none of the Company's common shares.

The following is the text of a press release issued by the Company on December 18, 1996:


         ADT ADVISES SHAREHOLDERS TO AWAIT BOARD'S RECOMMENDATION
          BEFORE TAKING ACTION ON WESTERN'S UNSOLICITED PROPOSAL


ADT Limited (NYSE: ADT) announced today, in response to Western Resources, Inc.'s (NYSE: WR) unsolicited proposal, that the Company's Board of Directors will review the proposal in due course.

ADT stated that shareholders need not take any action at this time with respect to Western's proposal, and requested that shareholders await the recommendation of the ADT Board. ADT is the largest provider of electronic security services in North America and the United Kingdom, providing continuous monitoring of commercial and residential security systems to over 1.7 million customers.

ADT is also the second largest provider of vehicle auction services in the United States, operating a network of 27 vehicle auction centers providing a comprehensive range of vehicle remarketing services to vehicle dealers and owners and operators of vehicle fleets.


                                ADT LIMITED

                         Notice of Special Meeting

Notice is hereby given that a Special General Meeting (the "Meeting") of ADT Limited (the "Company"), will be held on July 8, 1997 at 9.00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda for the purpose of considering and voting upon the following resolutions:

Resolutions

1. RESOLVED, that subject to Resolutions 2 and 3 below being passed all of the present members of the Board of Directors of the Company (the "Board") and any other person who may be a director of the Company at the time of the Meeting be and are hereby removed from the office of director;

2. RESOLVED, FURTHER, that the number of seats on the Board from and after the date of this resolution shall be two (2);

3. RESOLVED, FINALLY, that the directors of the Company from and after the date of this resolution until the next annual general meeting of the Company or until their successors have been duly elected shall be Steven L. Kitchen and Steven A. Millstein, or if either of them is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a director nominee by Westar Capital, Inc.


                                       By Order of the Board of Directors,

                                       John D. Campbell, Secretary
                                       41 Cedar Avenue
                                       Hamilton HM12
                                       Bermuda

January 7, 1997